Exhibit 10.4

Renewal of Agreement with Cisco Systems, Inc.

On March 18, 2005, the Company was re-certified as a Cisco Premier certified partner pursuant to an Indirect Channel Partner Agreement between the Company and Cisco Systems, Inc. The re-certification was effective through September 30, 2007. On March 2, 2007, the Company was notified electronically that such certification had been renewed effective January 29, 2007 through March 26, 2008.